Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2022, by and among WisdomTree Investments, Inc., a Delaware corporation (the “Company”), ETFS Capital Limited, Graham Tuckwell (collectively with ETFS Capital Limited, and each of their respective Affiliates, “ETFS”), Lion Point Capital, LP, Lion Point Capital Holdings GP, LLC and Didric Cederholm (collectively, with Lion Point Capital, LP, Lion Point Capital Holdings GP, LLC and each of their respective Affiliates, “Lion Point”) (Lion Point and ETFS, collectively, the “Investor Group”). Unless otherwise defined, capitalized terms shall have the meanings given to them in Section 16(a).

RECITALS

WHEREAS, on April 11, 2018, ETFS Capital Limited (f/k/a ETF Securities Limited), the Company and certain other parties entered into an Investor Rights Agreement (the “Investor Rights Agreement”) in connection with the completion of certain corporate actions contemplated by the Share Sale Agreement, dated November 13, 2017, as amended;

WHEREAS, on January 24, 2022, certain members of the Investor Group filed a Schedule 13D with the SEC with respect to the Company, as amended on March 10, 2022, March 22, 2022 and May 6, 2022 (as may be further amended, the “Schedule 13D”);

WHEREAS, certain members of the Investor Group submitted a letter to the Company on March 18, 2022 (the “Nomination Notice”) nominating three director candidates to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2022 Annual Meeting; and

WHEREAS, in order to avoid the time and expense of a contested election at the 2022 Annual Meeting, the Company and the Investor Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Board Composition and Related Matters.

(a) Withdrawal of Proxy Contest and Related Matters. Simultaneous with the execution and delivery of this Agreement, the Investor Group (i) hereby irrevocably withdraws its Nomination Notice and any related materials, demands or notices submitted to the Company in connection therewith and (ii) shall immediately cease all efforts, direct or indirect, in furtherance of the Nomination Notice and any related solicitation in connection with the Nomination Notice, including any negative solicitation efforts relating to the 2022 Annual Meeting concerning the Company and members of the slate of nominees proposed by the Company and the Board.

(b) Board Matters. Effective upon the execution and delivery of this Agreement, the Board shall increase the size of the Board from seven to nine directors and appoint Lynn S. Blake and Deborah A. Fuhr (each, an “Investor Group Designee” and, together, the “Investor Group Designees”) to fill the vacancies resulting from the increase in the size of the Board, with Ms. Blake to serve as a Class II director (with a term expiring at the 2022 Annual Meeting) and Ms. Fuhr to serve as a Class III director (with a term expiring at the 2023 Annual Meeting). The Board shall not thereafter increase the size of the Board to more than nine directors during the Standstill Period, without the prior written consent of the Investor Group Designees. If the Board is so expanded, each such new director will be added in turn as a Class II, Class III and Class I director, provided, that, for the avoidance of doubt, this requirement shall not apply to the filling of any vacancies in the various classes caused by a director’s death, disability, removal or resignation.

(c) Committee Appointments. Subject to the Corporate Governance Guidelines and applicable stock exchange rules with respect to service on the applicable committee, the Company agrees that concurrently with their respective appointments to the Board, Ms. Fuhr shall be appointed to the Nominating and Governance Committee of the Board (the “Nominating Committee”) and Ms. Blake shall be appointed to the Compensation Committee of the Board, and the Company agrees to maintain such committee appointments during the Standstill Period, as long as Ms. Blake and Ms. Fuhr, respectively, continue to serve on the Board. Subject to the Corporate Governance Guidelines, applicable law and applicable stock exchange rules with respect to service on the applicable committee, the Company agrees that the Board and all applicable committees of the Board shall take all action necessary to appoint at least one Investor Group Designee to any newly formed committee of the Board, subject to such Investor Group Designee’s consent to serve on such committee.

(d) Operations Committee. As promptly as practicable following the execution and delivery of this Agreement, the Board shall form a committee of the Board to be named the Operations and Strategy Committee (the “Operations Committee”). No later than six months after the date of this Agreement, the Operations Committee will make formal recommendations to the Board on matters including (i) operational improvement opportunities, (ii) Company strategy and (iii) if the Operations Committee so determines, management changes (collectively, the “Operational Recommendations”). The Board shall take a formal vote on the Operational Recommendations and if such vote passes, the Board and its committees shall take all action necessary to implement the Operational Recommendations. The Board shall take all action necessary to ensure that the Operations Committee shall at all times be comprised of four members, and shall initially be comprised of (1) the Investor Group Designees, (2) Anthony Bossone and (3) Smita Conjeevaram; provided, that at all times, both Investor Group Designees or any Replacement Designee (as defined below), as applicable, shall serve on the Operations Committee and, to the extent a replacement is required for Mr. Bossone and/or Ms. Conjeevaram, such replacement(s) shall be an independent member of the Board serving on the Board prior to the date of this Agreement. The Operations Committee will be initially chaired by Ms. Conjeevaram and, to the extent a replacement chair is required thereafter, such replacement chair shall be a member of the Board serving on the Board prior to the date of this Agreement for less than five years. The Company and the Investor Group shall cooperate in good faith to agree upon a charter for the Operations Committee, provided, that in no event shall such charter provide for, and the Operations Committee shall not be authorized to and may not, without prior Board approval, (x) engage or otherwise employ advisors, investment banks, financial advisors, lawyers or any other party (collectively, “Advisors”); (y) pay, become obligated to pay or in any way compensate any Advisors or other persons; or (z) incur any expenses on behalf of the Operations Committee and/or the Company.

(e) Declassification Proposal. The Board and all applicable committees of the Board shall take all necessary actions to seek the approval of the Company’s stockholders at the 2022 Annual Meeting of an amendment to the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Charter”) and the Board shall take all necessary actions to amend the Company’s Second Amended and Restated By-Laws (as may be amended from time to time, the “Bylaws”) to declassify the structure of the Board (the “Declassification Proposal”) such that directors standing for election at and subsequent to the 2022 Annual Meeting shall stand for election for one-year terms (with it being acknowledged and agreed that if the Declassification Proposal is approved by the Company’s stockholders in accordance with the Charter, Bylaws, and the DGCL, then (i) the Company’s Class II directors will be elected at the 2022 Annual Meeting for terms of office expiring at the Company’s 2023 Annual Meeting, (ii) the Class II and Class III directors will be elected at the 2023 Annual Meeting for terms of office expiring at the Company’s 2024 Annual Meeting, and (iii) the Class I, Class II and Class III directors will be elected at the 2024 Annual Meeting, and each Annual Meeting thereafter, for terms of office expiring at the next Annual Meeting). The Board shall recommend in favor of, and use its reasonable best efforts to solicit stockholder approval of, the Declassification Proposal at the 2022 Annual Meeting, and the Board shall cause all directors and officers of the Company to vote all Voting Securities beneficially owned by them and over which they have voting control in favor of the Declassification Proposal. The Company shall use its reasonable best efforts to obtain the requisite stockholder vote for the Declassification Proposal to pass at the 2022 Annual Meeting. Without limiting the foregoing, the Company agrees to adjourn the 2022 Annual Meeting for up to two (2) weeks (with the length of any such adjournment to be determined by the Company consistent with the desire to approve the Declassification Proposal) to solicit additional stockholder support for the Declassification Proposal if as of immediately prior to the commencement of the 2022 Annual Meeting at least 50.1% of the outstanding Common Stock has not voted in favor of the Declassification Proposal.

(f) Stockholder Rights Agreement. Immediately upon execution and delivery of this agreement, the Company will take all necessary actions to amend the Stockholder Rights Agreement, dated as of March 14, 2022, between the Company and Continental Stock Transfer & Trust Company (the “Rights Agreement”) such that the Final Expiration Date (as defined in the Rights Agreement) shall occur as promptly as possible following the date of this Agreement, and in no event later than five (5) Business Days after the date of this Agreement. If, during the Standstill Period, a new stockholder rights plan or similar provision setting forth ownership limitation(s) is adopted by the Board, the new plan shall not (i) require Lion Point or ETFS to divest any shares or (ii) prevent Lion Point or ETFS from acquiring further shares, provided, either party does not exceed the ownership limitations agreed to in Section 3(a) of this Agreement.

(g) Board Support. During the Standstill Period, the Company shall, with respect to the 2022 Annual Meeting, (i) include Ms. Blake as a nominee for election to the Board as a Class II director in the Company’s proxy statement and proxy card for such meeting, (ii) recommend to the stockholders of the Company the election of Ms. Blake to the Board and (iii) solicit proxies in favor of the election of Ms. Blake to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. In connection with the foregoing, Ms. Blake consents to be named by the Company as a nominee for election to the Board in any applicable proxy statement, proxy card or other solicitation materials of the Company, and agrees, if elected, to continue to act in the capacity of a director of the Company and to serve the full term as a director.

(h) Board Policies and Procedures. The Investor Group acknowledges that, in each Investor Group Designee’s capacity as a director of the Company, each such Investor Group Designee shall comply with the terms of the Company’s Charter, Bylaws and the Corporate Governance Guidelines. As a condition and inducement to the willingness of the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Ms. Fuhr is entering into a letter agreement with the Company pursuant to which, among other things, Ms. Fuhr agrees to comply with the Corporate Governance Guidelines (the “Fuhr Letter Agreement”).

(i) No Investor Group Arrangements. Other than as agreed to by the Company, the Investor Group agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the Standstill Period, between any members of the Investor Group and an Investor Group Designee providing for any compensation, reimbursement of expenses or indemnification of an Investor Group Designee solely in connection with or related to such Investor Group Designee’s service on the Board.

(j) Replacement Rights. During the Standstill Period, if the Investor Group (or its members) has not committed a material breach of this Agreement, and as long as the members of the Investor Group or their Affiliates or Associates beneficially own, in the aggregate, at least the lesser of (i) 12.0% of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) and (ii) 17,590,355 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Ownership Minimum”), in the event that an Investor Group Designee (or any replacement for such Investor Group Designee (such replacement, a “Replacement Designee”)) is unable or unwilling to serve as a director, resigns as a director or is removed as a director, or for any other reason fails to serve or is not serving as a director, then the Investor Group (or ETFS if the Investor Group has been dissolved) shall be entitled to designate, subject to the approval (not to be unreasonably withheld or delayed) of the Nominating Committee, a candidate for Replacement Designee. Any Replacement Designee shall qualify as an Independent Director and shall not be a director, officer, employee, Affiliate or Associate of ETFS or Lion Point. The Nominating Committee shall, in good faith and consistent with its fiduciary duties, approve or deny any candidate for Replacement Designee within five Business Days after such candidate has: (i) successfully completed a customary background check; (ii) completed satisfactory interviews with the existing directors, consistent with the Board’s past practice; (iii) provided the Company with (A) a completed director questionnaire (in the form to be provided by the Company) and (B) such other information and agreements as may be reasonably requested by the Company; and (iv) agreed to take all necessary action to not be considered “overboarded” under the applicable policies of the Company, Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”). In the event the Nominating Committee declines to approve a candidate for Replacement Designee, (x) any agreements provided by such candidate pursuant to the previous sentence shall be null and void and of no effect and (y) the Investor Group may propose one or more additional candidates, subject to the approval process described above, until a Replacement Designee is approved by the Nominating Committee. Following the approval of a candidate for Replacement Designee by the Nominating Committee, the Board shall promptly appoint such Replacement Designee to the Board. Upon his or her appointment to the Board, such Replacement Designee shall be deemed an Investor Group Designee for all purposes under this Agreement. Prior to exercising its right to recommend a Replacement Designee for appointment to the Board in accordance with this Section 1(j), the Investor Group shall disclose to the Company its aggregate beneficial ownership of the Company’s outstanding Common Stock for purposes of satisfying the Ownership Minimum.

2. Voting Commitments.

(a) During the Standstill Period, each of the members of the Investor Group shall, or shall cause its Affiliates and Associates to, appear in person or by proxy at each Stockholder Meeting for quorum purposes and to vote all shares of Common Stock beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy or consent statement filed in respect thereof with respect to (a) the election, removal and/or replacement of directors (a “Director Proposal”) and (b) any other proposal submitted to the stockholders at a Stockholder Meeting, other than a proposal with respect to an Extraordinary Transaction; provided, however, that in the event both ISS and Glass Lewis issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company proposal (other than Director Proposals) presented at any Stockholder Meeting, the members of the Investor Group shall be permitted to vote all or some shares of Common Stock they beneficially own and over which they have voting power at such Stockholder Meeting in accordance with such ISS and Glass Lewis recommendation.

(b) In the event that Lion Point obtains the right to exercise voting rights attached to Voting Securities in excess of the greater of (i) 3.1% of the voting power of the outstanding Voting Securities and (ii) 4,521,979 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Excess Voting Rights”), then from the end of the Standstill Period through the conclusion of the 2023 Annual Meeting for so long as Lion Point continues to (i) have the right to exercise such Excess Voting Rights and (ii) beneficially owns more than 3.1% of the outstanding Voting Securities, Lion Point shall (A) on each and every matter that is submitted to the stockholders of the Company for their vote and with respect to which the Excess Voting Rights may be voted by Lion Point, exercise such Excess Voting Rights in the same proportion in which all other Voting Securities voted on such matter are voted (without taking into consideration, in determining such proportions, (x) any Voting Securities that are not voted or with respect to which a “non-vote” or abstention is exercised or registered and (y) any Voting Securities that are voted by Lion Point on such matter), and (B) take reasonable steps to cooperate with the Company in order to exercise such Excess Voting Rights in the manner contemplated by this Section 2(b). In furtherance of the foregoing, promptly following the record date for the 2023 Annual Meeting, Lion Point shall provide the Company and its designated proxy solicitor written notice of the number of Voting Securities held beneficially and of record as of the record date for the 2023 Annual Meeting by Lion Point and the custodial banks or brokerage firms where such Voting Securities are held, and Lion Point shall promptly upon the Company’s request obtain a legal proxy and cooperate with the Company and its designated proxy solicitor to either (i) assign the legal proxy to a representative of the Company or its designated proxy solicitor or (ii) submit the legal proxy to the inspector of elections for the 2023 Annual Meeting with appropriate instructions, in each case, to vote such Excess Voting Securities in accordance with the provisions of this Section 2(b).

(c) Lion Point hereby irrevocably grants to, and appoints, the Chief Financial Officer of the Company, the Chief Legal Officer of the Company and any individual who shall hereafter be designated by the Board, and each of them, a proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Lion Point, to vote, or cause to be voted, all of the shares of Voting Securities that would constitute Excess Voting Rights under Section 2(b) that now are or hereafter may be owned beneficially or of record by Lion Point, or grant a consent or approval in respect of such shares, at every Stockholder Meeting, with respect to the matters described in this Section 2, in the event that Lion Point fails to vote with respect to such matters as required by this Agreement. The shares of Common Stock owned beneficially or of record by Lion Point as of the date of this Agreement are listed on Schedule A attached hereto. This proxy is an irrevocable proxy and is granted in consideration of and as a condition to the Company entering into this Agreement, is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked by Lion Point. Lion Point hereby ratifies and confirms all actions that any proxy appointed or designated pursuant to this Section 2(c) may lawfully do or cause to be done in accordance herewith. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL, provided that such proxy shall be effective for so long as any voting obligation of Lion Point under this Agreement is in effect. Upon the execution hereof, all prior proxies given by Lion Point with respect to the shares of Common Stock owned beneficially or of record by Lion Point are hereby revoked and, for so long as this Agreement is in effect, no subsequent proxies will be given.

3. Standstill. During the Standstill Period, except as otherwise provided in this Agreement, including Sections 1 and 2, without the prior written consent of the Board, each of the members of the Investor Group shall not, and shall instruct their Affiliates and Associates, not to, directly or indirectly:

(a) (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any Voting Securities (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying Voting Securities that would result in ETFS owning or controlling the greater of (A) 10.4% of the then-outstanding shares of Common Stock in the aggregate and (B) 15,250,000 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), or Lion Point owning or controlling the greater of (Y) 9.9% of the then-outstanding shares of Common Stock in the aggregate and (Z) 14,512,042 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Lion Point Ownership Limit”); or (ii) sell or otherwise transfer its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to the Investor Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, being required to file or amend a Schedule 13D or Schedule 13G with respect to its or their ownership of securities of the Company.

(b) (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election or removal at any Stockholder Meeting at which the Company’s directors are to be elected or otherwise seek representation on the Board; (ii) knowingly initiate, encourage or in any way participate in, directly or indirectly, any solicitation of proxies or consents in respect of any election contest or removal contest at any Stockholder Meeting with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies or consents in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) knowingly initiate, encourage or participate in any “withhold,” “against,” “vote no,” defeat quorum or similar campaign with respect to any Stockholder Meeting; or (vi) knowingly encourage, advise or influence any other person or knowingly assist any person in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding, (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(c) form, join or in any way participate in any group or agreement of any kind with respect to any Voting Securities, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with the members of the Investor Group or one or more of their Affiliates and Associates who are instructed to comply with the terms and conditions of this Agreement);

(d) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among members of the Investor Group and otherwise in accordance with this Agreement);

(e) seek publicly, alone or in concert with others, to waive, amend or modify any provision of the Charter or Bylaws;

(f) acquire or engage in any transaction involving any Synthetic Equity Interests (other than a Permitted TRS in accordance with this Agreement) or any Short Interests in the Company;

(g) demand an inspection of the Company’s books and records;

(h) make any proposal or public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to proposals or public statements related to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction or any material acquisition of any assets or businesses of the Company or any of its subsidiaries, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or (G) any intent, purpose, plan or proposal that is inconsistent with the standstill provisions of this Agreement;

(i) (A) knowingly initiate or make, directly or indirectly, any unsolicited Extraordinary Transaction or make, directly or indirectly, any unsolicited proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter, or (B) effect or seek to effect, offer or propose to effect, cause, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any unsolicited (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the Voting Securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(j) enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l) take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement.

Notwithstanding anything in this Agreement to the contrary, the restrictions in this Section 3 shall not prevent the members of the Investor Group from (1) making any factual statement or public disclosure as required by applicable legal process, subpoena or Legal Requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by any of the members of the Investor Group), (2) making any confidential communication to the Company or its directors or officers that would not be reasonably expected to trigger public disclosure obligations for either party, (3) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement, or (4) in the event the Company (A) announces a sale process or strategic review process, (B) receives an unsolicited bid from a Third Party to acquire the Company that has been publicly disclosed, or (C) announces its entry, or its intent to enter, into a definitive material agreement regarding an Extraordinary Transaction, submitting a public or private proposal with respect to any matter referenced in (A), (B) and (C), or otherwise participating in any matter referenced in (A), (B) and (C), in each case regardless of whether such participation is on the same basis as other stockholders of the Company. Subject to the restriction of the Lion Point Ownership Limit, the other restrictions in Section 3(a) shall not prevent Lion Point from acquiring or engaging in a Permitted TRS. For purposes of this Agreement, “Permitted TRS” means one or more cash-settled only total return swap transactions entered into by Lion Point after December 1, 2022 with a termination date of no later than February 15, 2023; provided that, Lion Point shall (i) not instruct any dealer counterparty on how to vote or direct the voting of, or to give or direct the giving of any consent with respect to, any Voting Securities (including any Voting Securities held by or on behalf of the dealer counterparty as a hedge for the Permitted TRS), (ii) deliver written notice to the Company within five (5) Business Days of the entrance into and termination of such Permitted TRS and which notice shall include the material terms of such swaps, provided, however, that if Lion Point is required by applicable law to disclose such information on a regulatory filing, and does so within five (5) Business Days of entrance into or termination of such Permitted TRS, such filing shall constitute such written notice, and (iii) provide, no later than February 17, 2023, a written certificate signed by an authorized officer of Lion Point certifying that as of February 16, 2023, Lion Point holds no Synthetic Equity Interests in the Company.

For the avoidance of doubt, (i) nothing in this Section 3 shall be deemed to limit the exercise in good faith by an Investor Group Designee of his or her fiduciary duties in his or her capacity as a director of the Company, and (ii) the Company agrees that any actions undertaken by ETFS pursuant to (x) any obligation set forth in the Investor Rights Agreement that would otherwise constitute a breach of this Agreement shall not constitute a breach of this Agreement and (y) any obligation set forth in this Agreement that would otherwise constitute a breach of the Investor Rights Agreement shall not constitute a breach of the Investor Rights Agreement.

4. Non-Disparagement. During the Standstill Period, the Company and each member of the Investor Group shall each refrain from making, and shall cause their respective Affiliates and Associates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media (including social media), analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, attempts to discredit, criticizes, calls into disrepute, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any member of the Investor Group or their related parties described above (which for clarity, shall include ETF.com and ETF Stream): the Company, or any of its Affiliates, subsidiaries or Representatives, or any of its or their respective current or former officers, directors or employees, or the Company’s corporate strategy, corporate activities, practices, procedures, business, business operations, products or services and (b) in the case of statements or announcements by the Company or its related parties described above: the members of the Investor Group or any of their Affiliates, subsidiaries or Representatives, or any of their respective current or former officers, directors, members, general partners or employees. The restrictions in this Section 4 shall not: (1) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; (2) apply to efforts to enforce either party’s rights pursuant to this Agreement in accordance with this Agreement or (3) apply to ETF.com and ETF Stream in respect of any editorial content which is published in relation to products or product sets issued, or launched by, the Company, to the extent such editorial content contains a critique or commentary of such products or product sets, provided that such critique or commentary is written in an objective manner that complies with professional journalistic standards, without input or oversight from any member of the Investor Group and in such a manner which is consistent (both in terms of frequency and substance) with coverage written by such publication in respect of other exchange traded product issuers. The limitations set forth in this Section 4 shall not prevent any party from responding to any public statement made by the other party of the nature described in this Section 4 if such statement by the other party was made in breach of this Agreement.

5. No Litigation. During the Standstill Period, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) claims arising out of any facts not known by such party as of the date hereof, (b) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (c) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that this Section 5 shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6. Public Statements; SEC Filings.

(a) Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A and, following the issuance thereof, any public statements by any party in respect of this Agreement or the subject matter hereof shall be consistent with the Press Release. Prior to the issuance of the Press Release, neither the Company nor any member of the Investor Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party, except to the extent required by law or otherwise in accordance with the terms of this Agreement.

(b) Promptly following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any timely comments of the members of the Investor Group and their Representatives.

(c) Promptly following the execution of this Agreement, but in any event, no later than two Business Days following the execution of this Agreement, the Investor Group shall file with the SEC an amendment to its Schedule 13D; in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The Investor Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any timely comments of the Company and its Representatives.

7. Confidentiality.

(a) For so long as an Investor Group Designee is serving as a director on the Board, each member of the Investor Group acknowledges that following his or her appointment to the Board, each member of the Investor Group shall not communicate with the Investor Group Designee regarding the Company without the prior written consent of the Company, other than in accordance with the terms of this Agreement.

(b) The Investor Group acknowledges and agrees that each Investor Group Designee will be required to keep confidential all confidential information of the Company and not disclose to any third party (including to the Investor Group or any member of the Investor Group) any confidential information (including discussions or matters considered by the Board) unless and until such matters are publicly disclosed by the Company.

(c) For the avoidance of doubt, the parties acknowledge and agree that the confidentiality obligations of the Investor Group Designees under this Section 7 shall be in addition to, and not in lieu of, an Investor Group Designee’s confidentiality obligations under Delaware law and the Charter, Bylaws and the Corporate Governance Guidelines.

8. Compliance with Securities Laws. Each member of the Investor Group acknowledges that it understands its obligations under the U.S. securities laws.

9. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10. Representations and Warranties.

(a) Each member of the Investor Group, severally and not jointly, represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Each member of the Investor Group, severally and not jointly, represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of any organizational documents of it as currently in effect, and that the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Each member of the Investor Group, severally and not jointly, represents and warrants that, as of the date of this Agreement, the shares of Common Stock owned beneficially or of record by each member of the Investor Group as of the date of this Agreement are listed on Schedule A attached hereto. Each member of the Investor Group, severally and not jointly, represents and warrants that it has voting authority over such shares and owns no Synthetic Equity Interests or any Short Interests in the Company, except as disclosed on the Schedule 13D. Each member of the Investor Group, severally and not jointly, represents and warrants that as of the date hereof, except as specifically disclosed on the Schedule 13D, as amended, or on Schedule A attached hereto, (x) none of the members of the Investor Group owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (y) none of the members of the Investor Group have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company other than this Agreement.

(b) The Company hereby represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, and that the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11. Termination; Standstill Period.

(a) Except as otherwise provided in this Section 11, this Agreement shall remain in full force and effect for the period (the “Standstill Period”) commencing on the date of this Agreement and ending on the date that is the earlier of (i) 30 days prior to the Notice Deadline for the 2023 Annual Meeting and (ii) 90 days prior to the first anniversary of the 2022 Annual Meeting; provided, however, that a non-breaching party may terminate this Agreement prior to the termination of the Standstill Period upon a judicial determination that the Company or any member of the Investor Group, as the case may be, has materially breached any of the terms of this Agreement and has failed to cure any such breach within 15 days of receipt of written notice of such determination.

(b) Notwithstanding anything to the contrary contained in this Agreement, Section 2(b), Section 2(c), this Section 11, and Section 13 through Section 17 shall not terminate at the end of the Standstill Period, but shall remain in full force and effect through the conclusion of the 2023 Annual Meeting. For the avoidance of doubt, nothing in this Section 11 shall require the Company to nominate any Investor Group Designee for election to the Board at any Stockholder Meeting occurring after the Standstill Period.

(c) If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void (except as provided in Section 11(b)), but no termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

12. Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with this Agreement and all matters related to this Agreement.

13. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:

WisdomTree Investments, Inc. 250 West 34th Street 3rd Floor New York, NY 10119 Attn: Marci Frankenthaler, Chief Legal Officer	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Attn: Sean M. Donahue Andrew H. Goodman

Email: mfrankenthaler@wisdomtree.com legalnotice@wisdomtree.com	Jocelyn M. Arel Email: sdonahue@goodwinlaw.com agoodman@goodwinlaw.com jarel@goodwinlaw.com
If to the Investor Group:	with mandatory copies (which shall not constitute notice) to:

Graham Tuckwell

ETFS Capital Limited

Ordnance House, 31 Pier Road

St. Helier, Jersey JE2 4XW

Email: graham.tuckwell@etfscapital.com

           martyn.james@etfscapital.com

Irshad Karim

Lion Point Capital, LP

250 W 55th Street, 33rd Floor

New York, New York 10019

Email: ikarim@lionpoint.com

            camoruso@lionpoint.com

Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attn: Andrew Freedman, Esq. Email:afreedman@olshanlaw.com

14. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party irrevocably consents to accept service of process in any such Legal Proceeding by first class certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

15. Specific Performance. Each party to this Agreement acknowledges and agrees that the other party may be irreparably injured by an actual breach of this Agreement by the first-mentioned party or any of its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16. Certain Definitions and Interpretations.

(a) As used in this Agreement the following terms when used herein will have the respective meanings set forth below:

“Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time before the 2023 Annual Meeting become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the members of the Investor Group.

“Annual Meeting” means an annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof.

“beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals or variations thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act, as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law.

“Corporate Governance Guidelines” means the committee charters, corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines and similar governance documents that are generally applicable to members of the Board.

“DGCL” means the Delaware General Corporation Law, as may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a Third Party that, in each case, results in a change in control of the Company or the sale of substantially all of its assets.

“Independent Director” means an individual that (i) qualifies as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company and (ii) is not an employee, principal, Affiliate or Associate of any of the members of the Investor Group or any of their Affiliates or Associates.

“Notice Deadline” means the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at an Annual Meeting.

“parties” means the Company, the Investor Group, and each of the members of the Investor Group (it being understood that the Investor Group and its members shall be deemed a single party as the context requires).

“Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates.

“SEC” means the U.S. Securities and Exchange Commission.

“Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities.

“Standstill Period” has the meaning set forth in Section 11(a).

“Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof.

“Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

“Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement.

“Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors.

(b) In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders; and (vi) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

17. Miscellaneous.

(a) This Agreement, including all exhibits hereto, with the exception of the Fuhr Letter Agreement, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Except as provided in this Agreement, this Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Frank Salerno
Name: Frank Salerno
Title: Chairman

INVESTOR GROUP:

ETFS CAPITAL LIMITED

By:	/s/ Graham Tuckwell
Name: Graham Tuckwell
Title: Chairman

/s/ Graham Tuckwell
Graham Tuckwell

LION POINT CAPITAL, LP

By:	Lion Point Holdings GP, LLC, its general partner

By:	/s/ Didric Cederholm
Name:	Didric Cederholm
Title:	Manager and Member

LION POINT HOLDINGS GP, LLC

By:	/s/ Didric Cederholm
Name: Didric Cederholm
Title: Manager and Member

/s/ Didric Cederholm
Didric Cederholm

Exhibit A

Form of Press Release

[Press Release exhibit has been omitted from this Current Report, filed on May 26, 2022, because it does not provide additional material information not already included in Exhibit 99.1 of this Current Report.]

Schedule A

Schedule of Owned Shares

Member of Investor Group	Shares Beneficially Owned		Shares Owned of Record
ETFS Capital Limited	15,250,000	*	15,250,000
Graham Tuckwell	15,250,000	*	—
Lion Point Capital, LP	4,521,979		—
Lion Point Capital Holdings GP, LLC	4,521,979		—
Didric Cederholm	4,521,979		—

*	Excludes 14,750,000 shares of common stock underlying 14,750 shares of Series A Preferred Stock